Exhibit 99.48

INDEPENDENCE BLUE CROSS EXECUTIVE JOINS CORD BLOOD AMERICA’S  BOARD OF DIRECTORS

LOS ANGELES, CA. June 18, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that Richard J. Neeson, Senior Vice President of Independence Blue Cross,  Philadelphia, Pa., and President and Chief Executive Officer of NewSeasons, a subsidiary, has been named to its Board of Directors.

“Mr. Neeson is primarily responsible for acquisitions, joint ventures and strategic partnerships, including negotiation, contract development and oversight at Independence Blue Cross, and this experience and expertise will prove invaluable for the growth through acquisitions of Cord Blood America,” said Matthew Schissler, CEO.  Independence Blue Cross and its subsidiaries are the Philadelphia region's largest health insurers with more than 2.6 million members locally, and 3.4 million overall.  It employs nearly 9,500 people and annually process more than 32 million claims.  It serves all areas of the health care market by offering quality products and services such as Managed Care, Traditional Indemnity, Medicare, and Medicaid.

Mr. Neeson joined Independence Blue Cross in 1993 as President and Chief Operating Officer of a holding company for its for-profit subsidiaries.  Prior to this, he served as CEO at Keystone Ventures, Inc., a wholly owned subsidiary of Pennsylvania Blue Shield.  He is a graduate of the University of Notre Dame with a BA in Economics and earned an MBA in Finance/Management from the University of Connecticut.

“The importance of umbilical cord blood collection is becoming better known every day and we feel the strong obligation to continue to let expectant parents become aware of this unique medical resource,” said Mr. Neeson.  “I am pleased by this opportunity to serve a company in the life-saving business.”

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.